UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C.  20549

				  SCHEDULE 14A
				 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule
	14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
	0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction
		computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

	[ ]	Check box if any part of the fee is offset as provided by
		Exchange Act Rule 0 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1) 	Amount Previously Paid:
	(2) 	Form, Schedule or Registration Statement No.:
	(3) 	Filing Party:
	(4)	Date Filed:

                              PINNACLE FUND, LLLP
                654 Broadway, Suite 5 | New York, New York 10012
               Telephone (212) 614-8952 | Facsimile (646) 390-6784


August 4, 2009

Fellow Stockholders of Asure Software, Inc:

Pinnacle Fund ("Pinnacle") and Red Oak Partners ("Red Oak") are sending you this letter with our proxy materials to report important recent developments about Asure Software, Inc. ("ASUR") which you and all fellow shareholders should know. On Thursday, July 30, we filed our definitive proxy statement, which is attached to this mailing and which you are encouraged to read in order to make an informed decision regarding the upcoming director election. Our slate is highly qualified and Red Oak asks shareholders who are similarly outraged with ASUR's directors to vote FOR our slate, to throw ASUR's proxy and proxy card away, and to disregard any attempts by ASUR to elicit votes by phone due to incessant calling by ASUR's solicitors. Pinnacle and Red Oak believe ASUR's directors are desperately attempting to entrench themselves and that Pinnacle's proxy contains valuable information about their past history as well as what Pinnacle and Red Oak want. Pinnacle's proxy materials can be found at www.ourmaterials.com/pinnaclefund. In addition ASUR shareholders are encouraged to contact MacKenzie Partners, Inc. at 800-322-2885, 212-929-5500 or via email at proxy@mackenziepartners.com with any questions or for assistance in voting their shares.


You should be considering several recent developments of interest to shareholders:

On Tuesday, July 28, Asure ("ASUR") announced it lost a substantial portion (Pinnacle believes nearly half or possibly more) of its cash balance when a jury ruled that ASUR's management and Board breached a contract with its former outside counsel, Jenkens and Gilchrist. Substantial attorney's fees and interest income were also awarded to Jenkens (ASUR has not informed shareholders how much it spent on its own attorneys fees in this case). We are greatly disappointed with the continuation of material losses which we believe are directly attributable to decisions made by ASUR's Board under the direct leadership of ASUR's Executive Chairman Richard Snyder. Shareholders have suffered substantially from these losses, and Mr. Snyder's recent claims that ASUR is a 'start-over' (direct quote, ASUR May 27 press release) confirm that these tens of millions in losses occurred for absolutely no future benefit and instead solely reflect destruction of shareholder value. It is time for a change.

Pinnacle had been trying for some time to engage ASUR in discussions to eliminate further losses arising from the Board's litigation, which Pinnacle believes is designed primarily to keep the Board and management in office. Following the news of ASUR's legal loss to Jenkens, on Wednesday, July 29, an email was sent from ASUR's outside general counsel to one of Pinnacle's attorneys and is printed below in its entirety:

Peter --
     Sorry I missed your call. I'm available any time. Call now or once you get off the phone.
     The Company's bottom line is this: Given the Jenkens lawsuit judgment, the Company's cash position has about been cut in half; the Company estimates that it would have about $5 million in cash remaining if the judgment were paid today. The Company can either spend that remaining money on the lawsuit against Sandberg and his group, together with the proxy fight, or spend it productively on growing the business. The Company certainly has a preference for the latter,but make no mistake, the Company's resolve has not weakened -- the Board believes that Sandberg et al are bad for the Company for all the reasons stated in the Company's pleadings, SEC filings and press releases. In fact, the Board believes that now more than ever.
    Putting aside whatever interest Sandberg has in taking control of the Company and managing it going forward, the question is simply this: As the largest single group of stockholders -- with clearly the most to lose -- do Sandberg and his group want to try to salvage any value in their investment, or do they prefer to run the Company into the ground fighting over what, in the end, will likely be a lifeless carcass ? It seems like a pretty simple choice to me, really. If Sandberg et al continue to fight the law suit and contest the election, the Company will do likewise. There is no ambivalence in that regard
at the Board level.   As a result, the Company will likely exhaust substantially all of its cash reserves prior to the meeting date. Then, win or lose, and irrespective of the eventual outcome of the lawsuit itself, Sandberg and his group will have nothing... the Company will be on life support without any cash and Sandberg's group will have lost all or substantially all of its investment in the Company; a pyrrhic victory in the classic sense.
     I haven't spoken to the Board re options yet, and can't speak on the Board's behalf, but perhaps we all ought to give some thought to alternatives. While Sandberg is anathema to the Board, I suppose a minority position for one or two of Sandberg's guys might be tolerated; I'm not at all sure, but it's a possibility. Also, we might want to look into whether we can orchestrate some sort of buy out of the Sandberg group's position; again, I'm not sure what the Board is willing to entertain or what the Company can practically do, but it's probably worth some thought. In the final analysis, the one thing I am sure of however, is that the Board is not willing to cede control to Sandberg and his
group.   If that's what they want, they'll have to fight for it and win, and then they can enjoy the spoils.

Mark G. Johnson
214.745.5600  direct
mgjohnson@winstead.com

Red Oak and Pinnacle are gravely concerned with ASUR's willingness to "likely exhaust substantially all of its cash reserves prior to the meeting date," leave it as a "lifeless carcass," and that "There is no ambivalence in that regard at the Board level," especially in light of ASUR's recent and substantial Jenkens loss and its materially reduced cash levels, concurrent with a continued operating cash burn. Despite this communication from ASUR, Red Oak and Pinnacle requested a conference call with ASUR's Board to explore a potential settlement. ASUR's Board agreed to allow its CEO and Director Nancy Harris to speak with Mr. Sandberg on Friday, July 31, and on that call Mr. Sandberg openly stated:
	a.	that Pinnacle believes the Board needs a change given ASUR's
		performance;
	b.	that Pinnacle is not after control of ASUR and that it would not
		have control of ASUR even if Pinnacle's entire slate was elected, because Red Oak's and Pinnacle's representatives only account for 2 of its 6 nominees;
	c.	that Red Oak and Pinnacle care about ASUR, believe the business
		has real value, and are willing to reach a compromise in order to save the company;
	d.	that to avoid seeing ASUR's Board and management spend all of
		the Company's cash on litigation, Pinnacle and Red Oak are willing to agree on a new Board comprised of 3 of Pinnacle's nominees, 2 of ASUR's nominees, and a 6th outside Director to be brought in upon mutual agreement;
	e.	that Pinnacle expects Richard Snyder to keep his promise made
		during an April 27 meeting when he exclaimed that he had been trying to leave ASUR for years and that he would leave right after the Go Private vote. Pinnacle reminds shareholders that the June 2nd Go Private vote was canceled on June 1 and that ASUR stated that "a substantial majority of the Stockholders have now made their preference known" in voting down all three of ASUR's Board's proposals. Instead of leaving ASUR, Mr. Snyder was named Executive Chairman less than three weeks after the Go Private meeting was canceled and ASUR recently disclosed new change of control language under which Mr. Snyder stands to receive significant payments;
	f.	that Paul Tesluk (who works under ASUR's current CFO Jay
		Peterson) replace Jay Peterson as CFO. Numerous individuals have contacted Pinnacle claiming to have worked at ASUR with direct knowledge of both Mr. Peterson and Mr. Tesluk, and Pinnacle believes that Mr. Tesluk can immediately and seamlessly fulfill the CFO role and that Mr. Peterson's salary is entirely unnecessary.

Though Mrs. Harris informed Mr. Sandberg that any scenario in which Red Oak's and Pinnacle's nominees seemingly had control was a "non-starter," Mr. Sandberg asked Mrs. Harris to confirm that these terms would be shared with ASUR's independent directors and not just with Mr. Snyder, to which Mrs. Harris agreed. Thus far, ASUR's response has been that it will not accept any compromise that includes a loss of majority control by the members of the current Board. We are concerned as it seems increasingly evident that - per Mr. Johnson's letter above
- ASUR's entrenched board is determined to retain control at all costs, even if shareholders are left with "nothing."

Pinnacle and Red Oak previously corrected ASUR's July 24 press release to add that the judge specifically denied ASUR any expedited discovery in his ruling and that a magistrate judge confirmed such denial when ASUR renewed its request
in an additional motion.    Pinnacle believes that if ASUR was sincere in its
claims it could have raised its issues months ago and not waited until it became more likely that its Directors did not have shareholder support and faced being replaced in an upcoming annual meeting. Pinnacle notes that ASUR's counsel's communication only confirms what Pinnacle already believed - that ASUR's entire litigation reflects an effort by its Directors to entrench themselves, attempt to "price" any opposing parties out through excessive legal bills, and is a continuation of litigation-heavy tactics favored by ASUR under the direct leadership of Richard Snyder and ASUR's Directors. Pinnacle notes that these tactics have clearly only served to hurt shareholders and shareholder value, as ASUR's Directors and Management have earned significant compensation simultaneously coincident with years of shareholder losses.

We Warn Shareholders that ASUR may Attempt to Delay the Annual Shareholder Meeting.

Pinnacle and Red Oak warn shareholders to expect that ASUR's tactics may be reflected in another move by ASUR to delay its annual shareholder meeting. If this is done, it will represent the fifth such occurrence in the past year. As noted above, the U.S. District Court for the Western District of Texas denied ASUR's motion for expedited discovery. Pinnacle and Red Oak believe that ASUR's directors are likely to attempt to delay the annual meeting because the courts have not sided with them and because they face being replaced due to the significant losses generated under their leadership. If ASUR attempts to delay the meeting further, Red Oak and Pinnacle may seek to compel the annual meeting by court order.


	As background for Asure's long history of delaying its annual shareholder meeting, Pinnacle and Red Oak note that:

		a.	On page 15 of ASUR's July 11, 2008 proxy, Asure stated
			that its next annual meeting would occur in calendar 2008. No meeting occurred in calendar 2008.
		b.	On ASUR's December 16, 2008 earnings call, Asure then
			stated it would hold its annual meeting within "the next 90 to 120 days," or March to April of 2008. No such meeting occurred in March or April 2008.
		c.	On ASUR's March 12, 2009 earnings call, ASUR stated it
			would hold its annual meeting in the May, June, or July timeframe. No such meeting occurred in any of those months.
		d.	On July 15, Asure delayed its annual meeting initially
			set for July 30 to August 28 under the guise that the Securities & Exchange Commission required more time for the review of ASUR's proxy. ASUR's definitive proxy was filed just two days later, on July 17, 2009.

For all of the reasons above, Pinnacle and Red Oak ask shareholders to not be intimidated by ASUR's proxy solicitor's constant phone calls and to instead focus on the losses incurred by all shareholders alike under the leadership of ASUR's directors - since Chairman Richard Snyder first joined ASUR's Board, ASUR's share price has declined approximately 97%. Since all of ASUR's directors joined the company its price has declined over 90%, and during that time ASUR has reported in excess of $35 million in losses. Despite this, ASUR has claimed that the company is a "start-over." Instead of reducing costs in the face of continued substantial losses, ASUR has stated it will spend all of ASUR's cash and disclosed new change of control language allowing both its Chairman Richard Snyder and its CFO Jay Peterson to receive substantial payments under the newly disclosed terms. As ASUR's counsel's letter implies, ASUR is prepared to leave shareholders with a "carcass."

We believe ASUR requires a change in leadership in order to survive and that our nominees can create the value ASUR's directors have failed to. We ask you to vote FOR our slate of nominees by completing and returning the BLUE card.
Please contact MacKenzie Partners, Inc. at 800-322-2885, 212-929-5500 or via email at proxy@mackenziepartners.com with any questions or for assistance in voting your shares.

As fellow shareholders, we hope that you agree with us that ASUR needs change and we ask that you vote FOR our highly qualified Nominees.


Sincerely,

David Sandberg

Portfolio Manager, Pinnacle Fund LLLP


Important Information
Pinnacle Fund, LLLP ("Pinnacle") and Red Oak Partners LLC ("Red Oak") filed a definitive proxy statement with the Securities and Exchange Commission on July 30, 2009, in connection with the annual meeting of stockholders of Forgent Networks, Inc. (the "Company") to be held on August 28, 2009. Stockholders are strongly advised to carefully read Pinnacle's definitive proxy statement, as it contains important information. Pinnacle and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the annual meeting of stockholders. Information concerning such participants is available in Pinnacle's definitive proxy statement. Stockholders may obtain, free of charge, copies of Pinnacle's definitive proxy statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission in connection with the annual meeting of stockholders at www.sec.gov by selecting "Search" at the top right and then typing "forgent" into the box asking for the Company Name, and through the following website: www.ourmaterials.com/pinnaclefund.